Exhibit 99.2

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE

Flagstar Issues Revised 2011 Results Based on Completed Analysis

Fourth Quarter and Full Year 2011 Results Revised to Reflect Increase of $29.1 million in Net Loss

TROY, Michigan. (February 27, 2012)—Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today completed its analysis of the impact to its fourth quarter and full year 2011 financial results arising from the agreement the Bank announced with the U.S. Department of Justice on February 24, 2012. This agreement was described in the Company’s earlier press release issued on February 24, 2012. Based on its analysis of the agreement, the Company has revised its fourth quarter and full year 2011 financial results to reflect an increase of $29.1 million, or $(0.05) per share in net loss applicable to common shareholders.

As a result, for the three months ended December 31, 2011, net loss applicable to common shareholders increased to $(74.0) million, or $(0.13) per diluted share, as compared to the previously reported $(44.9) million, or $(0.08) per diluted share. For the year ended December 31, 2011, net loss applicable to common shareholders increased to $(194.7) million, or $(0.35) per diluted share, as compared to the previously reported $(165.6) million, or $(0.30) per diluted share. The Company expects to review its fair value analysis of the settlement amount quarterly going forward, as required by accounting rules, and make further adjustments as necessary. At December 31, 2011 the Bank remained well-capitalized with a revised Tier 1 capital ratio of 8.98 percent, and based on profitable operations during January 2012 and a slightly higher balance sheet at January 31, 2012, expects a January 31, 2012 Tier 1 capital ratio of 9.18 percent.

“Our revised 2011 financial results from the agreement are well within the range initially contemplated in our announcement last Friday,” said Joseph P. Campanelli, Chairman of the Board, President and CEO. “We are pleased to have this matter resolved in a manner that allows us to be a leader in originating loans as we continue our partnership with FHA and HUD. We remain well-capitalized, with strong liquidity and a committed management team that is executing on a solid business model intended to move the Company to profitability in 2012.”

The revised financial results will be reflected in the Company’s Annual Report on Form 10-K, and are included in the financial highlights below.

Flagstar Bancorp, Inc.

(In thousands, except share data)

	As Reported December 31, 2011	As Revised December 31, 2011
Consolidated Statements of Financial Condition
Other liabilities	$504,161	$533,261
Total liabilities	12,524,457	12,553,557
Retained earnings (accumulated deficit)	(605,916)	(635,016)
Total stockholders’ equity	1,113,016	1,083,916

Summary of Selected Consolidated Financial and Statistical Data
Equity/assets ratio	8.16%	7.95%
Tier 1 capital ratio	9.19%	8.98%
Total risk-based capital ratio	17.07%	16.70%
Book value per common share	$1.54	$1.49

Flagstar Bancorp, Inc.

(In thousands, except share data)

	For the Three Months Ended		For the Year Ended
	As Reported December 31, 2011	As Revised December 31, 2011	As Reported December 31, 2011	As Revised December 31, 2011
Consolidated Statements of Operations
General and administrative	$34,374	$63,474	$101,418	$130,518
Total non-interest expense	172,537	201,637	601,380	630,480
Loss before federal income taxes	(41,601)	(70,701)	(147,422)	(176,522)
Net Loss	(41,865)	(70,965)	(148,478)	(177,578)
Net loss applicable to common stockholders	(44,881)	(73,981)	(165,643)	(194,743)
Loss per share—basic	(0.08)	(0.13)	(0.30)	(0.35)
Loss per share—diluted	(0.08)	(0.13)	(0.30)	(0.35)

Summary of Selected Consolidated Financial and Statistical Data
Return on average assets	(1.27)%	(2.09)%	(1.24)%	(1.46)%
Return on average equity	(15.82)%	(26.08)%	(13.97)%	(16.42)%
Efficiency ratio (1)	88.7%	103.7%	95.3%	99.9%
Efficiency ratio (credit-adjusted) (1)	53.1%	64.2%	60.6%	64.3%
Average stockholders’ equity	$1,135,078	$1,134,761	$1,185,822	$1,185,742

(1) See Non-GAAP reconciliation.

Average Balances, Yields and Rates
Average other liabilities	$2,001,254	$2,001,571	$1,632,402	$1,632,483
Average stockholders’ equity	1,135,078	1,134,761	1,185,822	1,185,742

Non-GAAP Reconciliation
Pre-tax, pre-credit-cost income
Loss before tax provision	$(41,601)	$(70,701)	$(147,422)	$(176,522)
Pre-tax, pre-credit-cost income	131,613	102,513	337,589	308,489
Efficiency ratio (credit-adjusted)
Non-interest expense	172,537	201,637	601,380	630,480
Adjusted non-interest expense	140,129	169,229	473,067	502,167
Efficiency ratio	88.7%	103.7%	95.3%	99.9%
Efficiency ratio (credit-adjusted)	53.1%	64.2%	60.6%	64.3%

About Flagstar

Flagstar Bancorp, Inc. is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $13.6 billion in total assets at December 31, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of December 31, 2011, Flagstar operated 113 branches in Michigan, 27 home loan centers in 13 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit www.flagstar.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “expects”, “estimates,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s results of operations, including the timing and impact of the agreement with the U.S. Department of Justice, noted above, on financial results, the fair value of the future payments required thereby, compliance with the terms and conditions of such agreement, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company’s business plan and growth strategies, the result of improvements to the Company’s servicing processes, and other similar matters.

Forward-looking statements may cause actual results to differ materially from current expectations, therefore you should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our Forms 10-K and 10-Q: the accuracy and ability to estimate the financial impact of the agreement with the U.S. Department of Justice, noted above, including the fair value of the future payments required thereby; the impact of performance and enforcement of commitments under, and provisions contained in, such agreement; and the timing of the recognition and payment of such future payments. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.